EXHIBIT 11



                          ORION PICTURES CORPORATION
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (in thousands, except per-share amounts)



                    Three Months Ended August 31    Six months Ended August 31,

                           1995          1994            1995        1994

Net loss              $  (9,110)     $ (16,280)      $ (18,871)   $ (28,384)
                      ==========     ==========      ==========   ==========
Weighted average
 number of shares
 outstanding             20,000         20,000          20,000       20,000
                      ==========     ==========      ==========   ==========
Loss per common
 share                $   (0.46)     $   (0.81)      $   (0.94)   $   (1.42)
                      ==========     ==========      ==========   ==========